Exhibit 12
Belo Corp.
Computation of Ratios
(Dollars in thousands)

											Six months ended
	Year Ended December 31,										June 30,
	2000		2001		2002		2003		2004		2004		2005
Earnings:
Earnings before income taxes and the cumulative effect of accounting changes	$266,834		$21,763		$213,454		$209,460		$215,801		$109,910		$105,578
Add: Total fixed charges	138,017		116,157		108,451		98,117		94,177		47,153		46,362
Less: Interest capitalized	2,398		489		573		500		163		94		26

Adjusted earnings	$402,453		$137,431		$321,332		$307,077		$309,815		$156,969		$151,914

Fixed Charges:
Interest	$135,151		$113,145		$105,359		$94,110		$90,327		$45,306		$44,538
Portion of rental expense representative of the interest factor (1)	2,866		3,012		3,092		4,007		3,850		1,847		1,824

Total fixed charges	$138,017		$116,157		$108,451		$98,117		$94,177		$47,153		$46,362

Ratio of Earnings to Fixed Charges	2.92	x	1.18	x	2.96	x	3.13	x	3.29	x	3.33	x	3.28	x

(1)	For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.